Exhibit 1

                               PURCHASE AGREEMENT

                  Credit Suisse Commodity Return Strategy Fund (the "Fund"), a statutory trust organized under the laws of the State of Delaware, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases 10,000 shares of beneficial interest of the Fund, which shall consist of 9,998 Class A Shares, one Class C Share and one Common Class Share, each having a par value of $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"), the Fund agreeing to waive any initial sales charge and any contingent deferred sales charge on such purchase, as applicable to a class of Shares. CSAM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $100,000.00 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

                  3. CSAM agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 30 day of November, 2004.

                               CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

                               By:/s/J. Kevin Gao
                                  ---------------
                                     Name: J. Kevin Gao
                                     Title:   Vice President and Secretary

ATTEST:

/s/Karen Regan
--------------------------

                               CREDIT SUISSE ASSET MANAGEMENT, LLC

                               By:/s/Ajay Mehra
                                  ---------------
                                     Name:  Ajay Mehra
                                     Title:  Director and Deputy General Counsel



ATTEST:

/s/Karen Regan
--------------------------